UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 1, 2011 (June 29, 2011)

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

9112 Spectrum Center Boulevard, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 29, 2011, the Compensation Committee of the Board of Directors (the “Committee”) of Overland Storage, Inc. (the “Company”) approved retention grants of restricted stock units to each of the Company’s executive officers under the Company’s 2009 Equity Incentive Plan (the “Plan”). These grants have been designed to continue to incentivize the Company’s management team to execute on our business over the next three years. The number of units granted to each executive is as follows:

Executive Officer and Title	No. of Units Granted
Eric L. Kelly President and Chief Executive Officer	1,573,385
Kurt L. Kalbfleisch Vice President of Finance, Chief Financial Officer	627,160
Jillian Mansolf Vice President of Worldwide Sales and Marketing	539,420
Geoff S. Barrall Chief Technology Officer and Vice President of Engineering	528,075

Subject to the executive’s continued employment or service with the Company, the restricted stock units will generally vest in six semi-annual installments over the three-year period following the date of grant. The units will vest in full in the event of the executive’s death or disability. If the executive’s employment is terminated by the Company without cause or by the executive for good reason, the units subject to the award will vest pro-rata based on the number of months of the executive’s employment through the date of termination. If, however, a change in control of the Company occurs and the executive’s employment is terminated by the Company without cause or by the executive for good reason within 60 days before or two years after the change in control, the units will fully vest. The units that become vested will be paid, on a one-for-one basis, in shares of the Company’s common stock. The foregoing description of the restricted stock unit awards is qualified in its entirety by the provisions of the Stock Unit Agreement to be used to evidence such awards and of the Plan.

On June 29, 2011, the Company’s Board of Directors approved a grant of 679,043 restricted stock units to Scott McClendon, the Company’s Chairman of the Board. This grant is subject to substantially the same terms as described above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: July 1, 2011		/s/ Kurt. L. Kalbfleisch
	By:	Kurt. L. Kalbfleisch
Vice President, Finance and Chief Financial Officer